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                                                                     EXHIBIT 3.3

                           ARTICLES OF INCORPORATION
                                       OF
                        DATAWORKS ACQUISITION SUB., INC.

         The undersigned is an individual eighteen years of age or older and adopts the following Articles of Incorporation to form a For-Profit Corporation (hereinafter called the "corporation") under Chapter 302A, Minnesota Statutes:

                                       I.

         The name of this corporation is DATAWORKS ACQUISITION SUB., INC.

                                      II.

         The address of the registered office of the corporation in the State of Minnesota is 1295 Bandana Blvd. N., Suite 300, St. Paul, MN 55108, and the name of the registered agent of the corporation in the State of Minnesota at such address is National Registered Agents, Inc.

                                      III.

         The purposes for which the corporation is organized shall be to transact any and all lawful business for which corporations may be incorporated pursuant to the provisions of Chapter 302A, Minnesota Statutes.

                                      IV.

         The corporation is authorized to issue a total of ten thousand (10,000) shares, all of which are of a par value of $.01 each and classified as Common shares.

                                       V.

         Any action required or permitted to be taken at a meeting of the Board of Directors of the corporation, other than an action requiring shareholder approval, may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.





                                      1.
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                                      VI.

         The corporation shall, to the fullest extent legally permissible under the provisions of Chapter 302 of the Minnesota Statutes, as the same may be amended and supplemented, shall indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

                                      VII.

         The personal liability of all of the directors of the corporation is hereby eliminated to the fullest extent allowed as provided by the Minnesota Business Corporation Act as the same may be supplemented and amended.

                                     VIII.

         The corporation reserves the right to adopt, repeal, rescind or amend in any respect any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the shareholders herein are granted subject to this reservation.

                                      IX.

         The name and the mailing address of the Sole Incorporator is as follows:

                 NAME                     MAILING ADDRESS

                 Jane K. Adams            Cooley Godward Castro
                                          Huddleson & Tatum
                                          4365 Executive Drive, Suite 1100
                                          San Diego, California  92121





                                      2.
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Dated this 8th day of August, 1996.

I, the undersigned incorporator, certify that I am authorized to execute these Articles and that the information in these Articles is true and correct. I also understand that if any of this information is intentionally or knowingly mistated that criminal penalties will apply as if I had signed these Articles under oath.





                                        /s/ Jane K. Adams
                                        ------------------------------------
                                        Jane K. Adams
                                        Sole Incorporator









                                      3.